MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

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DW - Q1 2016 Drew Industries Inc Earnings Conference Call

EVENT DATE/TIME: MAY 9, 2016 / 03:00PM GMT

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

CORPORATE PARTICIPANTS
Jason Lippert Drew Industries Incorporated - CEO and Director
Renee Ketels Lambert, Edwards & Associates - IR
David Smith Drew Industries Incorporated - CFO
Scott Mereness Drew Industries Incorporated - President

CONFERENCE CALL PARTICIPANTS
Daniel Moore CJS Securities - Analyst
Scott Stember C.L. King & Associates - Analyst
Tristan Thomas Sidoti & Company - Analyst
Chris White Thompson Research Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Drew Industries Incorporated first-quarter 2016 earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions). As a reminder this conference call is being recorded. I would now like to turn the conference over to Jason Lippert, Chief Executive Officer. Please begin.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Sorry, we've got to let Renee go first. So go ahead, Renee.

Renee Ketels - Lambert, Edwards & Associates - IR

Thank you, Jason. Good morning everyone and welcome to Drew Industries 2016 first-quarter conference call. I am Renee Ketels with Lambert Edwards, Drew's Investor Relations firm, and I'm joined on the call today by members of Drew's management team including Jason Lippert, CEO and Director, Scott Mereness, President, and David Smith, CFO.

Management will be discussing first-quarter results in just a moment, but first they have asked me to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result the Company cautions you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the Company's earnings release, in its annual report on Form 10-K and in its other filings with the SEC. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that I would like to turn the call over to Jason Lippert. Jason?

Jason Lippert - Drew Industries Incorporated - CEO and Director

Thank you, Renee, and thank you everyone for joining us on the call today. It's an exciting time in the business and industries we serve and we are happy to announce another quarter of solid earnings growth with consolidated net sales in the first quarter of 2016 of $423 million, 17% higher than Q1 of last year.

Margin improvement was largely due to increased efficiencies, incremental margin on higher sales, continued growth in the aftermarket and our adjacent growth and better margins on our recently acquired businesses.

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

Content was up slightly over Q1 2015 as a result of the continued uptick of entry-level travel trailer demand. While this trend works against content, volume and sales are still up. We see this trend as a long-term positive for the business as most RVers will ultimately trade out of the entry-level units to more expensive trailers, fifth wheels or motorhomes.

This coming May marks the 60th anniversary of LCI, Drew's only operating company. It's a great time to celebrate as the RV industry continues to gain momentum. The RV industry outperformed expectations with wholesale coming in over 10%, retail is strong, dealer inventories are in line and the OEMs have substantial backlogs and remain bullish as we pass prior industry wholesale peaks, so much so that they continue to add new capacity.

We credit this continued industry growth to significant new product choices and price points as well as great advertising of the lifestyle by the industry. Most notably, the younger demographic seems to favor the RV lifestyle as many companies and studies have recently pointed out.

There's been a lot of talk and confirmation that younger buyers, specifically millennials, are finding the RV lifestyle to be an attractive choice. We credit our great results for the first quarter of 2016 to many different factors.

Our growth has come in the areas of the RV industry, aftermarket and adjacent markets as well as acquisitions in adjacent markets. We've made several acquisitions over the last couple of years and most of them were in adjacent markets at stronger margins than our historical averages. Our non-towable RVs OEM sales have now exceeded 1/3 of our total sales which is not only helping with margin performance, but also helping diversify the Company into markets outside RV.

We've experienced efficiencies through improved consistency in operations as we haven't had to make significant plant restructures in over a year. We invested heavily in 2014, spending over $42 million for the additional -- addition of several new facilities and other growth-related CapEx projects. It has taken some time to fill this new capacity, but all the restructuring has made us more efficient in manufacturing, creating opportunities for more lean efficient workflows.

The most important thing we did during this restructuring was the improvement of the facilities for our employees, coupled with our HR and leadership initiatives to create a drastic improvement in attrition. We believe that the significant reduction in attrition and improved morale is a primary reason for our improved efficiencies and margins as we cut our attrition by over half and are continuing to improve.

Lean has also been an important part of our margin improvement story. While we are still in the early stages here we feel that we are starting to see great results. We started the lean journey in 2012 and it took a couple of years to get a routine down, develop the education classes, train employees, hire lean managers, and then take it to multiple facilities. We are still developing better ways to track results but in 2015 we feel we saved approximately $3 million in materials and labor through lean activities as well as free up about 150,000 square feet of capacity. That's the equivalent of freeing up 35,000 square foot facility every quarter and, therefore, one of the reasons we haven't had to add facilities over the last couple of years.

We feel that we can continue this well into 2017 without the addition of significant capacity, primarily due to lean and other efficiency-related efforts by our management teams and employees. As many of you know, we made the decision to tighten our belts in October of last year and make G&A and indirect labor cuts that resulted in expected annualized savings of around $10 million. These savings started to show in Q1 margins this year and what a great decision that turned out to be as we reduced these costs and got even more efficient as the industries we serve continued to grow in this time.

We are focused on continuing to manage our costs as we get bigger in order to realize better incremental margins. Arguably one of the biggest competitive advantages we have in the industry is our innovation. Never before have we had so much innovative new product.

We credit that to the fact that we have continued to build stronger R&D units within each of our core operating divisions. In addition we listen to customers and develop what they ask for. With the introduction of fifth-wheel leveling and now travel trailer leveling, Sway Command and My RV and countless other innovations, it's not hard to see why innovation is helping to improve sales and margins at Drew.

Innovative and unique products, patented or not, tend to offer more opportunity for margin improvement. We are more focused than ever looking for acquisition opportunities that offer an innovation discipline. IDS is an acquisition we made just a couple of years ago, has been a great example here. This group has delivered on My RV, leveling components and Sway Control in just the last year which will be significant products with better than average margins for our company.

Also in Q1, aftermarket made a significant jump and it's really seeing -- and it's really amazing seeing how quickly this has become such an important part of our business. In the past quarter aftermarket revenues saw an improved performance by 41% over Q1 2015, at better than typical OEM margins. Our team is very focused on putting out the best service and parts in front of the aftermarket customers while also trying to define a higher level of service for the industry.

In addition we are well-positioned in the RV aftermarket business because we are putting over $1 billion of components into new vehicles every year. Coupled with the fact that dealers and other aftermarket customers are now finding that we are an effective one-stop shop. We realize how important aftermarket has become to our margin growth and we are committed to providing the highest level of service of the almost $8 billion of component parts we've put into the market.

We recently announced that we have completed the acquisition of Project 2000, a supplier to the European caravan market. This manufacturer is a great company with great people and with patented and innovative products.

We feel the investment in the company, products and people will give us a great foundation to build a supply network in this new market. We've been making progress in the European caravan market with our own products but having a real facility and boots on the ground with relevant European caravan product knowledge, a better understanding of those products, and customer relationships will help boost this initiative greatly.

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

Regarding acquisitions in general, the pipeline remains full. Four out of the last five acquisitions we've completed have been outside our core RVs OEM market, and we are continuing to find great supply companies in the bus, marine, heavy truck, cargo trailer, aftermarket and international markets. The acquisition opportunities grew significantly a few years ago as we added adjacent, aftermarket and international RV focus to our business. Our discipline have been getting stronger and the net that we can cast over the targets keeps getting larger as we gain relevance in these new markets.

In the last several months we've made two great furniture acquisitions in the marine market and our furniture team is doing a great job integrating them. Because we have done over 40 acquisitions in the past 16 years, we believe finding good companies that are good fits and integrating them are a real strength of our Company and our management team.

All in all we believe our long-term strategy is working. It's simply a matter of having a sharp focus on supplying components in the North American RV market, adjacent markets, aftermarket, international RV markets and then acquisitions across all those spaces with a management team that is among the best in the business.

Recently we have identified $3.4 billion of revenue opportunity in addressable markets and we've proven in the past that as long as the opportunity is there, we believe we will find a way to get at it. We have a great history of performing better than the norm, and have a lot of experience and passion around the industries we serve.

We never end a call without thanking our customers, management teams and employees. We couldn't achieve these great results without the great staff and employees we have, and we truly do have the best customer partners and relationships.

Now I will ask Dave Smith to give comments on the financial results.

David Smith - Drew Industries Incorporated - CFO

Thank you, Jason, and good day to everyone on the call. Over the next several minutes I will discuss our Q1 results, highlight a few things from our recent credit agreement amendment, make a few points about our balance sheet and cash flows and touch on the quarterly dividend that was paid on April 15.

As Jason mentioned our revenue in Q1 2016 was $423 million, up more than $60 million over Q1 2015, representing an increase of 17%. This is due to several key factors including strong wholesale shipments for towable RVs and motorhomes, and acquisitions including those completed in 2015 and those completed during Q1 of 2016.

The 2016 acquisitions include our second marine furniture business completed in January, and an RV furniture business completed in February. While those contributing to our increased sales also include sales from the Furrion electronics and distribution agreement entered in July 2015, and as was the key factors affecting our sales growth is rounded out with a significant growth of aftermarket sales.

In percentage terms, the highest year-over-year growth in Q1 2016 came from RV adjacencies up 55% and the RV aftermarket up 45% over Q1 2015. The growth in RV adjacencies was strongly impacted by the acquisitions done in 2015 and early 2016. The growth in the aftermarket is primarily the result of the focus and attention the Company's put on serving customers as millions of dollars and thousands of hours have been invested to develop this part of our business.

Now that highlight around sales has underscored two things from the LTM March 31 numbers. First, total net sales for the LTM period ended March 31 was just under $1.5 billion coming in at $1.464 billion. Second, aftermarket sales for RV and MH product in the 12 months ended March 31 were just under $112 million, highlighting again this area of our business continues to develop and grown in significance with each quarter.

Operating profit of just under $56 million in Q1 2016 compares favorably to $32 million reported in Q1 of 2015. This is due to many factors Jason referred to, including an overall increase in sales, sales growth in the aftermarket where margins are often higher, sales growth in adjacencies which include several of the businesses acquired in 2015 and 2016, cost efficiencies realized from capacity investments over the last several years, lean initiatives and indirect labor reduction completed in Q4 of 2015.

Cost efficiencies also resulted from several of the acquisitions completed over the last 12 months, where we were able to use our purchasing power to reduce the cost of material and purchase overhead items in those businesses.

We also realized cost efficiencies in acquired businesses that apply our operational methods, most often makes them operate better. There's also the favorable impact of lower material costs primarily from steel and aluminum as the prices for these commodities began to trend downward in the second half of of 2015 and stayed below 2015 first half levels in Q1 2016.

Next I want to briefly discuss the amendment and extension to our revolver which we completed at the end of April and while it's covered in the separate press release I think it's worth giving quick mention to it again.

The prior agreement was put in place in 2008 and was amended twice through 2014. The third amendment gave us the flexibility to bring the agreement up to a more current standard and also built to accommodate international growth in our business.

We believe the pricing in terms of this amended agreement are quite competitive and give us good flexibility.

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

Highlights from the agreement are as follows. The lead arrangers who are our longtime lending partners, JPMorgan and Wells Fargo, who both increased their commitment in the amended facility. We also added Bank of America Merrill Lynch and 1st Source Bank as participants. The maturity was moved out by more than two years to April 2021. The committed facility size increased from $100 million to $200 million. There is an accordion of up to $125 million which is available from the lenders who want to participate under the terms of the credit agreement and under certain conditions. $50 million of the $200 million of capacity is available in approved foreign currencies.

At signing approved currency included the euro, pound sterling, Canadian dollar and Australian dollar. The facilities contain provisions for having other currencies approved at our request subject to conditions.

With this new agreement we see ourselves as having up to $200 million of committed dry powder and potential to have a total $425 million of available powder if we were to draw the potential capacity available under the shelf loan and fully exercised the accordion.

Finally as the borrowings under the shelf loan with Prudential are pari passu with the revolving credit line, the Prudential agreement was also amended at the same time as the revolver to align covenants and baskets, made no changes to rate, term or amount.

Shifting to the discussion to the balance sheet there are a couple things I want to point out. First, net debt at March 31, 2016 is $22 million, down from nearly $38 million at December 31, 2015, reflecting the strong cash flows of the Company during the quarter. This net debt reduction of $16 million occurred during the quarter where $18 million of cash used for acquisition. At March 31, 2016 inventory was down by more than $5 million from December 31, 2015 levels despite the two acquisitions in the quarter.

This is the result of focus in the Company to increase turns and utilize space more efficiently. Dividends payable of $48 million at March 31, 2015 was for special dividend of $2.00 per share. In March 31, 2016, a dividend of $0.30 per share was declared and was paid on April 15.

Both regular dividends and special dividends are subject to ongoing Board review and discussion. During the first quarter of 2016, cash on hand increased by nearly $16 million, driven primarily by strong cash flows from operations of $44 million which was net of $63 million of cash used for the normal seasonal increase in Accounts Receivable experienced during the first quarter.

The $44 million of cash from operations is partially offset by cash usage of $6 million for capital spending, which is in line with the full-year 2016 expected spending of $20 million to $26 million and further cash usage of $18 million for the two acquisitions which closed during the quarter.

In summary, the Company grew its topline and bottom line during the first quarter 2016, the balance sheet remains strong as the net debt position reduced from December 31, 2015, at March 31, 2016 net debt was less than a quarter turn of trailing twelve EBITDA and the debt equity ratio was 0.1.

We further took actions during the quarter which were completed after the quarter ended to provide added liquidity to the Company and return cash to shareholders. We added liquidity in the form of an increased revolver commitment, with foreign currency borrowing capacity and the later maturity date and competitive terms and pricing. The dividend was declared during the quarter and paid during April to return just over $7 million to shareholders.

We believe our balance sheet and credit lines give us the capacity to support additional growth initiatives.

Thank you for your time. That is the end of our prepared remarks. Operator, we are ready to take questions.

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

QUESTION AND ANSWER

Operator
(Operator Instructions). Daniel Moore, CJS Securities.

Daniel Moore - CJS Securities - Analyst

Good morning. I wanted to focus first on margins. Pretty considerable uplift, obviously. As you said before this was your kind of second full quarter benefit of improved operating efficiencies and some lower input costs. In Q4 margins were up 220 BPS, this quarter 450 BPS. As we look out to Q2 how should we think about the potential margin uplift as it relates to those increases, and maybe just talk about the sustainability of higher margins on a go-forward basis.

Jason Lippert - Drew Industries Incorporated - CEO and Director

I think one of the things here as we've been talking for two years about our ability to get back to peak margins, and all along of around 11%, I think, is what we said in the past was our peak or our prior peak margins. So we've been working towards this with our long-term strategy for the last couple of years, and everything is starting to pan out and pay off with all the different initiatives we've got going, but a lot of it is going to depend on continued improvements in the lean initiatives, continued improvements with the businesses that we are buying and the margin profiles of those new businesses have; our continued improvement in market share in the adjacent markets, and the varying margin profiles that those businesses have.

So I guess just to quantify it simply, we've said in the past we can get back -- we feel we can get back to our peak margins and sustain, and we feel we're there and we just have to kind of take it quarter by quarter.

Daniel Moore - CJS Securities - Analyst

That's very helpful. Maybe shift gears talk a little bit more about Project 2000, how that acquisition came about. And strategically, how you plan to leverage their operations in North America and conversely what it does for you in terms of a platform for growth in Europe.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Sure. We have had a partnership with this Company for a couple years, they had a product, a bed lift product that transitions to the US motor home market and that's how we first came across these guys, partnered up with them, we were their effective distributor for this product in the North American RV market, it's been received exceptionally well especially by the motorhomes. And we are looking to take that product to towables, which is obviously a bigger market.

But in the process we got to know these guys over near Florence and their abilities and terms of innovation and designing and products, and all the relationships that they had in Europe; and we started crossing over with us being and trying to get slide outs going in Europe, we come across them and we just felt that it was a good time to try to put something together and really give us the boots on the ground and the customer relationships and some of the things that they've got 20 years of history on versus us just kind of entering the market as the new player.

So, ultimately, there's lots of synergies, there's more products they will develop for the European market and the caravan market over there, as well as new products that can cross over on a North American RV market and so this benefit both ways there. So they have been growing as a company for the last several years, primarily focused on developing new products for that caravan market.

Daniel Moore - CJS Securities - Analyst

Thank you. One more and I'll jump back in queue. But -- this is more globally kind of looking forward. I think revenues to RV OEMs was about 73% of overall revenue in 2015, and given the multiple avenues growth that you are pursuing, and you described in the prepared remarks, where do you see that number three to five years from now?

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

Jason Lippert - Drew Industries Incorporated - CEO and Director

I think that right now it's close to that non-RV OEM towable business is around $500 million, and that's been growing, I think, three or four years ago it was $100 million. And a lot of it is going to depend on the acquisition activity we have. And we've been making more acquisitions in the adjacent markets than we have in the RV market as of recent and that's -- we feel that's going to continue to be a trend because there's just more opportunities there. So -- and from there it depends on how good our ability to gain market share once we gain some traction in those markets, whether it's through introducing new products that we develop or whether it's buying -- buying companies in those markets that are on the move and growing their own market share.

So, either case we feel that once we get planted with a couple of acquisitions or some really good product or combination of the two, we feel (technical difficulty) gain bigger market share is very similar, I think a very similar path to what we've done in the RV side.

Scott Mereness - Drew Industries Incorporated - President

I would add the North American RV OEM revenue probably over the next five years would be at a lower percentage than what it is now (technical difficulty) (multiple speakers) right.

Daniel Moore - CJS Securities - Analyst

Understood, thank you. I'll jump back in queue, and congrats on a great start to the year.

Operator

Scott Stember, CL King.

Scott Stember - C.L. King & Associates - Analyst

Good morning. Can you guys maybe talk about on the raw materials side you made some commentary about prices input costs having gone up as of late, just maybe talk about what you are seeing on the magnitude of that, and just the timing of when that will start to flow through your numbers?

Scott Mereness - Drew Industries Incorporated - President

It typically takes months to hit our P&L. So what we're seeing is still below 2015 type levels. But it will be towards the back half of the year. We still expect to see Q2 as well as half of Q3 positively benefit us as we compare that back to 2015.

But when you look at current raw materials, where they are off the December low, it will be towards the back half of the year early -- late 2016, early 2017 that would start to impact us.

Scott Stember - C.L. King & Associates - Analyst

Got it. And on the pricing side, one of your top publicly traded peers last few quarters has been talking about having to give back on the raw materials side to your customer base. Where are you guys within that process, if it's happened at all, and maybe just talk about the magnitude of any givebacks, could be -- assuming that raw material prices don't go skyrocketing again beyond what we're seeing right now.

Jason Lippert - Drew Industries Incorporated - CEO and Director

These are things we typically discuss with our customers, our key customers, on a regular basis, because material has been volatile and it goes up, it goes down, and we have discussions both ways. We've just -- I think Scott just got done saying we expect some of that impact or most of that impact to happen in Q2.

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

But it's important to know and I think we said it in previous calls, but some of our customers are tied to indexes, so those increases or decreases in the raw materials are baked into the selling prices as the material goes up and down so that we don't always have to come to the table and negotiate, because we've negotiated ahead of time.

But as materials move up or down, selling prices move up or down along with that. It's just a little bit easier mechanism to deal with, because when it happened -- figure out how that much inventory we have and where inventories set we just based it on an index. And a lot of suppliers in our business do that.

Scott Stember - C.L. King & Associates - Analyst

So -- okay. And maybe just talk about on some of the new products like travel trailer leveling and the Sway Control product, just talk about where those stand and how much traction -- I know that on the Sway Control you had indicated previously that Jayco is putting in a lot of their items -- can you maybe talk about some of the successes there?

Jason Lippert - Drew Industries Incorporated - CEO and Director

Let's start with Sway Control. Jayco has had an exclusive for several months, and they are doing a really great job marketing that product to the dealer bodies. So the dealers are really starting to understand and learn what that's about, it's a really neat safety product that gives the drivers of the towables a lot more comfort that they are not going to have sway incidents when they are pulling the trailers down the road.

So, in the next -- I think we've got another 10 brands lined up with that product, so I think as we move closer to open house in then Louisville, we'll see it all over the place. The beauty with the Sway Control is that we can prep the units, the OEM level for a really -- a tiny amount compared to the total cost of the total product. So that they can prep the vehicle so if the dealer wants to add it, they can buy the aftermarket kit and plug it in there.

So the key for us is just to get their awareness out to the dealers and make sure that they understand that we got this product that's the safety product for the consumers that are walking their lots every day. On the leveling side we just launched all of our key advertising materials just over the last few weeks, so if you jump onto the RV business website you'll see it featured there, we are on magazines with it now and really the story there for us is pretty simple.

We launched fifth-wheel leveling about five years ago, and everybody said hey, look, nobody's going to put a $1,400 leveling device on a towable, and five years later it's on -- is almost standard equipment on every single fifth-wheel out there.

So that's kind of paved the way for the travel trailer leveling story, all the consumers a very aware of leveling because the alternative is cranking your jacks up manually and spending a lot of time doing it. So, we think it's not going to be a tough sell for dealers because dealers have leveling on their lots with towables. It's just making sure the consumers are aware that now it's available for travel trailers.

Switching gears to My RV product which is another big product of ours that's kind of a home automation tablet, that's picking up a lot of steam, we've got a lot of -- because of the younger buyers, we just spent some time talking about they gravitate toward that kind of technology and there's no sense of having a lot of manual switches in the coach, and when we can have one control, one type control panel on the coach controlling everything and you can download the app to your phone and move all those controls to your phone, just by downloading an app.

So it's really picking up steam, we feel that as the RV buyer gets younger and younger, that that feature is going to be more and more important, so those three specific innovations, we feel, are going to continue to drive a lot of the new product sales for the next few years.

Scott Stember - C.L. King & Associates - Analyst

Got it. That's all I have for now, thank you.

Operator

Tristan Thomas, Sidoti and Company.

Tristan Thomas - Sidoti & Company - Analyst

Good morning. How is everyone? Really briefly, I think you mentioned this, that your non-towable RV sales were about 1/3 of your total RV sales. Is that a level you're comfortable with or something you're going to keep looking to expand, and how so?

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

Jason Lippert - Drew Industries Incorporated - CEO and Director

Our goal is to continue to expand, we used to be 90% concentrated in the RV OEM. And just a good strategy to diversify sales in the multiple markets, and we've got -- we've had a lot of success moving into these adjacent markets. So whether it's through new product development and market share gains in the adjacent markets, the aftermarket and international RV market, those three primary areas of adjacencies, or whether it's acquisitions across all those areas including the North American RV market. Acquisitions and then market share growth in the adjacent markets are the primary way we're going to get that done. And we've had a lot of success growing that.

Like I said a few minutes ago we were $100 million in those markets a few years ago, and now we are over $500 million, and it's going to continue to grow.

Scott Mereness - Drew Industries Incorporated - President

Part of why that $3.4 billion in the addressable market has increased from where it was a few years ago is because of all of our penetration into these new adjacencies. So that's a much bigger number, I think, just a few years ago it was as low as $1.6 billion worth of addressable market.

So it definitely has increased quite a bit because we've identified and gotten into the new adjacencies that we are currently sitting in today.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Scott -- really, what really propelled us over the last several years is he put a team together that specifically focused on these areas. Before we were just kind of taking orders from those markets because they were hearing about us. Today we are focused on it, we've got teams that are inside those markets every day, and five years later, the customers in those markets know who we are.

We are not just a random choice now, we are one of the premier choices in those markets, which make the market share come a little bit easier. So, hopefully, that helps.

Tristan Thomas - Sidoti & Company - Analyst

Great. Could you talk on Furrion for a second? Was the growth that we saw in this quarter, was that driven by a lot of new product such as new appliances or is that coming later in 2016, those kind of rollouts for the new products?

Jason Lippert - Drew Industries Incorporated - CEO and Director

I'm glad you brought that up. Furrion is a big part of our R&D story. They are developing a lot of new products and a lot of electronics right now, complementing a lot of the products that we have, they were just here and spent a whole week with us and brainstorming on what the next few products -- these guys are super innovative and they're going to continue to bring great new products.

But a lot of the product and improvement in sales that we've seen since we did the deal middle of last year, were a lot of the products that they had in their bucket and some of the couple of things that they've added. So you are talking televisions, the stereos, the backup cameras, the power cords, some of the -- their staple products and our plan right now is to launch the appliances over the course of the summer.

So, we just started the prototyping this past month, and that's going to be a big area for us. We start talking ranges and stoves and cooktops, and ultimately some of the other products, it's a huge opportunity. And our customers are excited about how the products -- at least, the prototype products that we have put into the market look.

Tristan Thomas - Sidoti & Company - Analyst

Okay, so that could potentially have a benefit in terms of the appliances by next year?

Jason Lippert - Drew Industries Incorporated - CEO and Director

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

Yes. You'll continue to hear us talk more and more about that as our Furrion sales start to really ramp up.

Tristan Thomas - Sidoti & Company - Analyst

Okay. And then just one final question, I know you mentioned shifting demographics. Are we expecting a new RVIA study anytime soon? I think this would be about the five-year anniversary of the last one, is that something we have to look forward to?

Jason Lippert - Drew Industries Incorporated - CEO and Director

I just talked with those guys last week, and they have -- they are nearing completion of the study and they've got it coming out in the next couple months I think. A big power breakfast for the industry's this week and some of those numbers come out but one of the numbers they put out was the average age of the RV buyer moved from 48 to 45.

So that's again just showing that the RV buyers are getting younger, younger families, and arguably it's why the need for more entry-level products are continuing to be the topic of conversation.

Tristan Thomas - Sidoti & Company - Analyst

That sounds good, great quarter. Thanks.

Operator

Chris White, Thompson Research.

Chris White - Thompson Research Group - Analyst

Good morning. I wanted to follow up on raw material costs. I know you had mentioned in your press release and even in your opening statements that commodity prices were trending lower. But I want to just confirm what you are seeing in steel pricing. Are you seeing any change in steel, given the recently implemented imports -- tariffs on imports?

Scott Mereness - Drew Industries Incorporated - President

Not directly attributable to some of the legal aspects of what we are seeing as far as imported flat-roll steel, but definitely the water -- the water levels for steel prices is definitely up since the December low. Keep in mind that December was more than a 10-year low for steel prices. So it was bound to go up and, like we've talked about in many calls, raw materials and commodities are volatile and we will continue to monitor that and manage it like we always do.

Another key raw material is aluminum, and it's been a little bit more consistent as of late, although that could change at any point in time, too. So, we haven't seen the same type of cost escalation in the last few months like we did on the steel side.

Chris White - Thompson Research Group - Analyst

That's helpful, thank you. Could you tell me what the percent of cost of goods sold is for steel?

Scott Mereness - Drew Industries Incorporated - President

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

We typically don't -- not typically. We don't release that information.

Chris White - Thompson Research Group - Analyst

And finally want to talk about manufacturing housing, which was up 15% year-over-year, which I think we noted was the first double-digit increase in growth since Q2 2012. Do you think this is kind of a turning point here, do you think this is showing a real change in demand, or do you think maybe this was kind of a one-time anomaly here?

Scott Mereness - Drew Industries Incorporated - President

Total for the segment was 15.7%, I believe, and OEMs was up 19.1%. It's definitely again off of a multi-multi-year low. We've seen several years of rebound and we are poised to make money in that space. We've got a lot of factories that we leverage with some of our other parts of our business, so we've got plenty of capacity there, and continue to see -- our expectation would be that that part of our business would continue to improve.

Again, it still a relatively low number from what days of old brought to us, but we are excited about the fact that that number continues to be strong, and a lot of our customers are talking about growth opportunities in that space. So we were expecting positive trends there.

Jason Lippert - Drew Industries Incorporated - CEO and Director

I think wholesale for March, like 24%. So they've got the industry's -- their industry's rolling, and like Scott said we are poised to benefit, especially considering that we've got plenty of capacity there.

Chris White - Thompson Research Group - Analyst

That's helpful, thanks for taking my question.

Operator

(Operator Instructions). Scott Stember, CL King.

Scott Stember - C.L. King & Associates - Analyst

Just a couple of follow-up questions. The 11% increase that you guys talked about for April, could you tell us how much was organic, and just how some of this lower content shift that we've been seeing with the lower demographics or the younger demographics, maybe just talk about how that's all playing in.

David Smith - Drew Industries Incorporated - CFO

So Scott, the number, the organic number was roughly 5% for April. And again, I think -- Jason, you may want to speak more about this younger demographic aspect than what we're seeing but --

Jason Lippert - Drew Industries Incorporated - CEO and Director

I think year to date we've seen trailers are up, we keep talking about this mix thing every quarter, and trailers are up over 6,000 units, at least from what we can see up to April, and fifth wheels are actually down close to 1,500 units. So we talked about our content of trailers for fifth wheels and the Thor guys and everybody else have had the same types of comments. So when trailers are up like that, it does impact the mix and the sales numbers.

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

Again, like I said in our opening comments, this is a little bit of a short-term negative but it's a long-term positive from the standpoint that we are bringing -- we are definitely bringing more people into the lifestyle, and it will pay off down the road.

But when you look at something like travel trailer leveling that changes the game for content and trailers. And we start talking about adding $1,000 component to a trailer then it makes a big difference in our content. And I'd also add that within the fifth-wheel and trailer spaces, we've seen a little bit of gravitation toward the lower end of those spectrums to keep adding onto that mix.

So we expect that to change up-and-down, and this is the time when fifth-wheels aren't as strong anyway. The industry is good. The Thor and Jayco and Forest River, the top three, top three guys players in the RV business, they are all reporting very bullish backlogs especially in trailers. And this time is typically a time of year when there's a few more question marks than not, and nobody seems to have any question marks about especially trailer production right now.

Some of the high-end motorhomes and some of the high-end wheels are a little soft from what we hear but man, the retail is strong, our customers are having record quarters and record halves, so there's no real signs to see that the volume is going to back off. And we'll probably continue to make up more than what we lose on content.

David Smith - Drew Industries Incorporated - CFO

And there's 3.5 travel trailers made for every fifth-wheel, so there's still a lot of opportunity to sell products (technical difficulty) for the volume there.

Scott Stember - C.L. King & Associates - Analyst

Got you. Last question, just back to the gross margin. You guys had a phenomenal story there in the first quarter, and with some of the things that we talked about with having to give some back to your customers and potential for a little bit of normalization on that front, make sure we don't get too far over our skis going forward.

Can you just high-level talk about the sustainability again of this 25.6% number that you had in the first quarter? And maybe just frame it out for a little bit so we don't get -- so we can have expectations that are realistic on our end, I guess.

Jason Lippert - Drew Industries Incorporated - CEO and Director

I think that the answer to that question was a lot simpler when we were just one-dimensional and RV OEM, but we've got so many moving parts to our business now that it's a little bit harder to look out and quantify. But what I can tell you is we are very solid on the manufacturing side now, we've seen significant improvements in our efficiencies, our lean initiatives, you know, a guy I had talked last call about the momentum that we have as a company. I've got 22 years here and all the people around me have -- we've got more and more experience and that momentum creates a lot of that efficiency. The retention efforts and reducing the attrition by over half over the last few years is huge.

We are not retraining thousands of employees every year. So there's so many moving parts, really hard to quantify. Of course we always give back when the materials come down and we always try to get something after material stabilizes at higher levels over time, so those kind of wash each other out over time, and we are focused on the improvements of the business right now, focused on our long-term strategy.

These adjacent markets where margins are better, the acquisitions for those markets where the margins are better, focus on innovation and R&D where the margins are better. That's where our focus is pointing right now.

Scott Stember - C.L. King & Associates - Analyst

That's all I have, and congratulations on a great quarter.

Operator

Daniel Moore, CJS Securities.

Daniel Moore - CJS Securities - Analyst

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

Thank you again. Just wondering what was the organic growth and content per towable in the quarter?

David Smith - Drew Industries Incorporated - CFO

Q1? I think that is the -- this is the organic growth.

Daniel Moore - CJS Securities - Analyst

What you gave is organic?

David Smith - Drew Industries Incorporated - CFO

Right.

Daniel Moore - CJS Securities - Analyst

Got it. Just picked up on something you said in the prepared remarks, as it relates to the dividend. You have always looked at specials, but now obviously initiated a more regular ongoing dividend. Will you continue to consider special dividends as we go forward, more likely increase the regular, what's the thought process there?

Jason Lippert - Drew Industries Incorporated - CEO and Director

It's the same as we've done in the past. It's a quarterly discussion with the Board, and we look at everything and we look at the use of the cash, and it depends on what we're looking at in terms of acquisition and the other things. But we look at those every quarter with our Board of Directors, and usually come up with the right combination of solutions in those use of cash areas.

Daniel Moore - CJS Securities - Analyst

Thank you again.

Operator

(Operator Instructions). There are no further questions in the queue at this time. I'll turn the call back over to Jason Lippert for closing remarks.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Again, everybody, we appreciate you taking time to sit with us on the call today and feel free to call us if you have got more questions off-line, and we'll see you or talk to you next quarter. (multiple speakers)

Operator

Thank you. Ladies and gentlemen, this concludes today's conference, you may now disconnect. Good day.

MAY 9, 2016 / 03:00PM GMT, DW - Q1 2016 Drew Industries Inc Earnings Call

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